Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2025 THIRD QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 23, 2025) – Eagle Financial Services, Inc. (NASDAQ: EFSI) (the "Company"), the holding company for Bank of Clarke announced its third quarter 2025 results. On October 23, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on November 14, 2025, to shareholders of record on November 3, 2025. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	September 30,	June 30,	September 30,
	2025	2025	2024
	(Dollars in thousands, except per share data)

Consolidated net income	$5,584	$5,270	$3,424

Consolidated noninterest income	$5,165	$4,917	$5,251

Earnings per share - basic and diluted	$1.04	$0.98	$0.97

Annualized return on average equity	12.20%	11.93%	11.99%

Annualized return on average assets	1.10%	1.09%	0.75%

Net interest margin	3.58%	3.42%	3.03%

Additional key highlights for the third quarter of 2025 are as follows:

•
Net interest income increased by $1.5 million or 9.6% during the quarter to $17.2 million when compared to the second quarter of 2025.
•
Sales of $21.5 million and $6.1 million in mortgage and SBA loans, respectively, with a combined gain on sale of $1.0 million recognized during the quarter.
•
Efficiency ratio decreased to 64.06% from 64.91% during the quarter.
•
Loans, net of allowance for credit losses increased by $22.5 million during the quarter.

Brandon Lorey, President and CEO, stated, "We are pleased to report another strong quarter for Eagle Financial Services, Inc., with net income rising to $5.6 million and continued growth in our core lending and wealth management businesses. Our team’s disciplined approach to balance sheet management and focus on operational efficiency have resulted in a net interest margin of 3.58% and an improved efficiency ratio. I am also happy to announce the promotion of Nick Smith, our EVP of Corporate Strategy and Investor Relations, to EVP, Deputy CFO. This appointment strengthens our financial leadership and underscores our commitment to disciplined succession planning and our continued focus on long-term strategic objectives. We remain committed to supporting our customers and communities while delivering consistent value to our shareholders. I want to thank our employees for their dedication and our clients for their trust in Bank of Clarke."

Income Statement Review

Total net income for the quarters ended September 30, 2025 and June 30, 2025 was $5.6 million and $5.3 million, respectively. For the quarter ended September 30, 2025, net income increased $314 thousand or 6.0% from the quarter ended June 30, 2025 and increased $2.2 million or 63.1% from the quarter ended September 30, 2024. Net income was $3.4 million for the quarter ended September 30, 2024. The increase from the quarters ended June 30, 2025 and September 30, 2024 was due to an increase in net interest income and partially offset by an increase in salaries and employee benefits expense during the quarter ended September 30, 2025. These changes are discussed below in greater detail.

Total loan interest income was $20.7 million and $20.4 million for the quarters ended September 30, 2025 and June 30, 2025, respectively. Total loan interest income was $21.1 million for the quarter ended September 30, 2024. Total loan interest income increased $313 thousand or 1.5% from the quarter ended June 30, 2025 to the quarter ended September 30, 2025. Average loans increased slightly by $2.6 million or 0.2% from the quarter ended June 30, 2025 to the quarter ended September 30, 2025. The tax equivalent yield on average loans for the quarter ended September 30, 2025 was 5.68%, an increase of one basis point from the 5.67% average yield for the quarter ended June 30, 2025. The decrease in loan interest income between the quarters ended September 30, 2025 and September 30, 2024 was largely due to a lower level of outstanding loans. Average loans decreased by $26.3 million or 1.78% for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024. Early during the first quarter of 2025, ahead of its public offering, the Company sold a pool of mortgage loans at par in order to bolster on-balance sheet liquidity. This pool had a total balance of $18.8 million with a weighted average yield of 6.58%.

Interest and dividend income from the investment portfolio was $1.4 million for the quarter ended September 30, 2025 compared to $1.3 million for the quarter ended June 30, 2025. Interest and dividend income from the investment portfolio was $873 thousand for the quarter ended September 30, 2024. The tax equivalent yield on average investments for the quarter ended September 30, 2025 was 4.30%, down seven basis points from 4.37% for the quarter ended June 30, 2025 and up 177 basis points from 2.53% for the quarter ended September 30, 2024. The increase in yield was due largely to lower yielding investments sold during the first quarter of 2025 being replaced with higher yielding securities. During the quarter ended March 31, 2025, $99.2 million in securities were sold with a weighted average yield of 1.72%. During the same quarter, $76.0 million in securities were purchased. Of the $76.0 million in securities purchased, $66.0 million were purchased as a part of the executed balance sheet repositioning with a weighted average yield of 4.72%.

Total interest expense was $8.7 million and $9.1 million for the three months ended September 30, 2025 and June 30, 2025, respectively and $10.5 million for three months ended September 30, 2024. The decrease in interest expense between the quarter ended September 30, 2024 and the quarter ended September 30, 2025 was due to a $1.3 million decrease in FHLB interest expense. The average balance of FHLB advances decreased $108.8 million from the quarter ended September 30, 2024 to the same period in 2025. The decrease in interest expense between the quarter ended June 30, 2025 and the quarter ended September 30, 2025 was due lower interest expense on deposits. The average balance of interest-bearing deposits decreased by $31.4 million during this time period.

Net interest income for the quarter ended September 30, 2025 was $17.2 million reflecting an increase of 9.6% from the quarter ended June 30, 2025 and an increase of 30.7% from the quarter ended September 30, 2024. Net interest income was $15.7 million and $13.2 million, respectively, for the quarters ended June 30, 2025 and September 30, 2024.

The net interest margin was 3.58% for the quarter ended September 30, 2025. For the quarters ended June 30, 2025 and September 30, 2024, the net interest margin was 3.42% and 3.03%, respectively. The increases in the net interest margin from June 30, 2025 and September 30, 2024 can be attributed to several factors. The net interest spread increased to 2.57% at September 30, 2025 from 2.51% and 2.18% at June 30, 2025 and September 30, 2024, respectively. The repositioning of the securities portfolio during the first quarter of 2025 increased the yield on securities significantly when compared to the prior year. In addition, higher interest-bearing non-core certificate of deposit accounts have been allowed to run-off causing an increase to net interest margin. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitable earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Total noninterest income was $5.2 million and $4.9 million for the quarters ended September 30, 2025 and June 30, 2025 respectively. Total noninterest income was $5.3 million for the quarter ended September 30, 2024. The increase in total noninterest income when comparing the third quarter of 2025 to the second quarter of 2025 is mainly due to the increase in wealth management fee income by $177 thousand or 10.7%. When comparing the third quarter of 2025 to the same quarter of 2024, wealth management fee income increased by $312 thousand or 20.6% which was more than offset by a decrease in bank owned life insurance due to a payout of $671 thousand during the third quarter of 2024. In addition, Wealth management fee income is comprised of income from fiduciary activities as well as commissions from the sale of non-deposit investment products. The amount of income from fiduciary activities is determined by the number of active accounts and total assets under management which has increased during the quarter ended September 30, 2025. Additionally, per transaction fees for estates and other services have also contributed to the increase in revenue. Gains on loans held for sale were significantly higher during the third quarter of 2025 when compared to the third quarter of 2024 due to increased sales activity in the held for sale mortgage loan portfolio. The Company sold $21.5 million in mortgage loans for a gain of $540 thousand during the third quarter of 2025, as compared to the sale of $14.9 million in mortgage loans for a gain of $257 thousand during the first quarter of 2025.

Noninterest expense increased $945 thousand, or 7.1%, to $14.3 million for the quarter ended September 30, 2025 from $13.4 million for the quarter ended June 30, 2025. Noninterest expense was $12.9 million for the quarter ended September 30, 2024, representing an increase of $1.5 million or 11.3% when comparing to the quarter ended September 30, 2025. Salaries and benefits expense increased $872 thousand or 11.1% between September 30, 2025 and June 30, 2025, largely due to incentive accruals that have increased as established goals are met. Salaries and benefits expense increased $1.2 million or 15.5% between September 30, 2025 and September 30, 2024, mainly due to the increase in the number of employees. Full time equivalent employees were 249 and 233 at September 30, 2025 and September 30, 2024, respectively.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $17.5 million or 0.86% of total assets at June 30, 2025 to $14.3 million or 0.74% of total assets at September 30, 2025. This decrease was due to the partial payment of one large nonaccrual loan in the amount of $4.8 million which was offset by the addition of $3.6 million to nonaccrual status during the third quarter. The additions to nonaccrual loans during the third quarter of 2025 were due to two commercial real estate relationships each totaling $1.8 million. Based on a recent appraisals, the Bank believes that there is sufficient collateral to cover the entirety of the outstanding balance of these loans. In addition, collateral on three non real-estate loans was repossessed during the third quarter of 2025. The carry value of these repossessed assets was $823 thousand at September 30, 2025. Nonperforming assets were $2.5 million or 0.13% of total assets at September 30, 2024. Nonperforming assets increased as of September 30, 2025 in comparison to September 30, 2024 mainly due to two large relationships being placed in nonaccrual status during the first quarter of 2025. These two relationships had a total balance of $7.7 million as of September 30, 2025.

The first relationship had an outstanding balance of $2.2 million as of September 30, 2025 and was a partially owner-occupied property whose owner passed away unexpectedly causing the business to halt. The courts have assigned an executor of the estate, and the Bank has filed and been found in favor on summary judgment. This permits the Bank to move forward with the foreclosure process during the fourth quarter of 2025. Based on a recent appraisal, the Bank believes that there is sufficient collateral to cover the entirety of the outstanding balance of the loan.

The second relationship was comprised of four residential multifamily income producing properties in Washington D.C. (the District) with a current combined exposure of approximately $5.5 million. The largest of the four properties had a corresponding loan balance of $5.9 million at June 30, 2025. This property was offered for sale on July 8, 2025, for $5.7 million with the Bank agreeing to a short sale of $4.8 million, thereby creating a deficiency balance of $1.1 million after consideration of past due taxes and other costs. The property owner has entered into an agreement with the Bank to pay back the deficiency balance and the Bank has collateralized this note with the property owner’s remaining three properties, as well as a third deed of trust on two additional properties, as a condition of the aforementioned short sale. The Bank charged-off the full amount of the deficiency balance during the third quarter of 2025 due to the unlikelihood of repayment and the limited amount of remaining collateral value and will now be working through recovery on the collateralized properties. Concurrently, the Bank has been granted receivership on the remaining three properties. The Bank is now actively working with the receiver to update the properties and ready them for sale while continuing to collect the housing payments directly from the District. The remaining properties in non-accrual status have been written down to their current estimated values and the Bank is working through its normal work-out process. The Bank does not anticipate having to make any further significant write-downs on these three properties.

The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Specific reserves on nonaccrual loans totaled $418 thousand, $1.5 million and $268 thousand as of September 30, 2025, June 30, 2025 and September 30, 2024, respectively.

The Company realized $2.3 million in net charge-offs for the quarter ended September 30, 2025 compared to $159 thousand for the three months ended June 30, 2025. During the three months ended September 30, 2024, $1.2 million in net charge-offs were recognized. The majority of the charge-offs recognized during the third quarter of 2025 were for the $1.1 million deficiency balance discussed above along with a $468 thousand write-down on a nonaccrual commercial real estate loan.

The ratio of allowance for credit losses to total loans was 1.01% and 1.11% at September 30, 2025 and June 30, 2025, respectively. The 10 basis point decrease in the allowance for credit losses to total loans between June 30, 2025 and September 30, 2025 was largely due to the charge-off of the $1.1 million specific allocation of the aforementioned residential multifamily income producing property. The ratio of allowance for credit losses to total loans was 1.03% at September 30, 2024. The amount of provision for credit losses on loans reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $1.1 million in provision for credit losses on loans for the quarter ended September 30, 2025. The Company recognized provision for credit losses on loans of $856 thousand and $1.5 million for the quarters ended June 30, 2025 and September 30, 2024, respectively. The provision for the quarter ended September 30, 2025 was mainly due to the larger net charge-offs during the quarter. This was partially offset by the reduction in specific allocations needed at quarter end. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects expected credit losses over the life of the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at September 30, 2025 were $1.93 billion, which represented a decrease of $102.6 million or 5.04% from total assets of $2.04 billion at June 30, 2025. At September 30, 2024, total consolidated assets were $1.88 billion. Total assets decreased during the third quarter of 2025 primarily due to the decrease in cash and cash equivalents of $127.9 million during the third quarter of 2025. Cash and cash equivalents were at a lower level as of September 30, 2025 due to declines in deposits during the quarter. See below for further discussion on deposits.

Total net loans increased $22.5 million from $1.42 billion at June 30, 2025 to $1.45 billion at September 30, 2025 driven largely by the growth of commercial real estate loans of $27.4 million and partially offset by marine loan amortization. Numerous commercial real estate owner-occupied loans were originated during the third quarter totaling approximately $40.4 million. These originations were partially offset by paydowns and payoffs in the normal course of business.

Total deposits decreased to $1.66 billion as of September 30, 2025 when compared to June 30, 2025 deposits of $1.77 billion. At September 30, 2024 total deposits were $1.55 billion. During the second quarter of 2025, total deposits increased $152.7 million. The majority of this increase was due to large deposits in non-interest bearing accounts totaling $151.7 million during the quarter and is primarily related to sales proceeds of two customer's businesses. While working to retain these deposits long-term, the Company is currently unsure what portion of the funds will remain at the Bank and for how long. During the third quarter of 2025, $72.4 million of these funds left the bank, with $79.3 million still remaining at September 30, 2025. This accounts for the majority of the decrease in total deposits during the quarter. Year over year deposits increased $109.1 million and the majority of the growth, outside of the proceeds from the sale of the customer's businesses remaining, was in savings and interest bearing deposits. Core deposit change for the quarter and twelve months ended September 30, 2025 was a decrease of $34.0 million and an increase of $23.0 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand. Core deposits excludes the remaining $79.3 million of the aforementioned non-interest bearing accounts because the Company is unsure how much of the funds will remain at the Bank and for how long.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of September 30, 2025, the Company’s uninsured deposits were approximately $202.8 million or 12.3% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $467.7 million and borrowing availability was $530.9 million as of September 30, 2025, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $795.8 million. Liquid assets have decreased by $68.1 million during the third quarter mainly due to a $127.9 million decrease in cash and cash equivalent balance as discussed above. This decrease was partially offset by an increase in loans with a maturity less than one year of $55.7 million. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta (FHLB) as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total outstanding borrowings decreased to $69.6 million at September 30, 2025 from $199.5 million at September 30, 2024. This decrease was primarily due to strong deposit growth and higher levels of loan sales during the first quarter of 2025 enabling the payoff of borrowings. Borrowings remained stable from June 30, 2025 to September 30, 2025.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On October 22, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on November 14, 2025, to shareholders of record on November 3, 2025. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $67.7 million to $185.6 million at September 30, 2025 compared to September 30, 2024 and increased $5.9 million compared to June 30, 2025. During the first quarter of 2025, the Company completed a public offering of common stock. A total of 1,796,875 shares were issued with net proceeds of $53.5 million.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest. The accumulated other comprehensive loss related to the Company’s securities available for sale decreased to $5.6 million at September 30, 2025 compared to $7.3 million at June 30, 2025 and decreased from $14.4 million at September 30, 2024. As part of a balance sheet repositioning as discussed above, the Bank sold available for sale debt securities with an amortized cost balance of $99.2 million (fair value of $86.8 million) and a weighted average yield of 1.72% and reinvested $66.0 million into purchases of available for sale debt securities with a weighted average yield of 4.70%. The sale of debt securities resulted in a net pre-tax realized loss of $12.4 million (after-tax of $9.8 million) that was recognized in the first quarter of 2025.

As of September 30, 2025, the most recent notification from the FDIC categorized the Bank of Clarke as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at September 30, 2025, Bank of Clarke was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank of Clarke must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank of Clarke exceeded these ratios at September 30, 2025.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of non-recurring transactions on the Bank’s results. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s results and financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for or more important than financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Third Quarter 2025 Earnings Release Conference Call and Webcast

Eagle Financial Services’ Chief Executive Officer, Brandon Lorey, and Chief Financial Officer, Kate Chappell, will hold a listen-only conference call and webcast to discuss third quarter results on Friday, October 24, 2025, at 10 a.m. eastern time. Those wishing to listen to the conference call should call the applicable number below and reference the Conference ID below.

USA / International – (Toll) - +1.646.968.2525

USA – (Toll-Free) +1.888.596.4144

Canada – (Toronto) +1.647.495.7514

Canada – (Toll-Free) +1.888.596.4144

Conference ID – 3461943 and press #

A replay of the call and webcast will be accessible at investors.bankofclarke.bank. Webcast URL: https://events.q4inc.com/attendee/241048352

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; the Company's ability to successfully resolve non-performing assets; demand for loan products; liquidity and deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
(Dollars in thousands, except per share data)	3Q25	2Q25	1Q25	4Q24	3Q24
Net income (loss)	$5,584	$5,270	$(6,974)	$6,186	$3,424
Earnings (loss) per share, basic	$1.04	$0.98	$(1.53)	$1.74	$0.97
Earnings (loss) per share, diluted	$1.04	$0.98	$(1.53)	$1.74	$0.97
Return on average total assets (annualized)	1.10%	1.09%	(1.48)%	1.32%	0.75%
Return on average total equity (annualized)	12.20%	11.93%	(20.75)%	21.10%	11.99%
Dividend payout ratio	29.81%	31.63%	N/M	17.82%	30.93%
Fee revenue as a percent of total revenue (1)	15.81%	15.65%	N/M	12.79%	17.11%
Net interest margin(2)	3.58%	3.42%	2.98%	3.03%	3.03%
Yield on average earning assets (annualized)	5.39%	5.41%	5.25%	5.39%	5.45%
Rate on average interest-bearing liabilities (annualized)	2.82%	2.90%	3.12%	3.18%	3.27%
Net interest spread	2.57%	2.51%	2.13%	2.21%	2.18%
Non-interest income (loss) to average assets	1.02%	1.02%	(1.82)%	1.81%	1.15%
Non-interest expense to average assets	2.83%	2.78%	2.68%	2.88%	2.81%
Efficiency ratio(3)	64.06%	64.91%	72.20%	74.58%	71.34%

N/M - Not meaningful

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due tax-exempt loan balances, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense less gain/loss on other real estate owned and gain/loss on repossessed assets by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, the gain on the sale of the Old Town Center location, loss on sale of other bank premises and equipment and life insurance proceeds. The tax rate utilized is 21%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability. Please refer to the "Reconciliation of Efficiency Ratio" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	3Q25	2Q25	1Q25	4Q24	3Q24
BALANCE SHEET RATIOS
Loans to deposits	88.21%	81.44%	89.99%	93.14%	95.95%
Average interest-earning assets to average-interest bearing liabilities	155.33%	146.08%	137.78%	134.93%	135.10%
PER SHARE DATA
Dividends	$0.31	$0.31	$0.31	$0.31	$0.30
Book value	34.52	33.41	32.81	33.52	33.20
SHARE PRICE DATA
Closing price	$37.83	$30.62	$32.79	$36.40	$32.40
Diluted earnings multiple(1)	9.09	7.81	N/M	5.23	8.35
Book value multiple(2)	1.10	0.92	1.00	1.09	0.98
COMMON STOCK DATA
Outstanding shares at end of period	5,376,346	5,376,346	5,378,653	3,549,581	3,549,581
Weighted average shares outstanding	5,376,346	5,378,214	4,572,297	3,549,581	3,552,026
Weighted average shares outstanding, diluted	5,376,346	5,378,214	4,572,297	3,549,581	3,552,026
CREDIT QUALITY
Net charge-offs to average loans	0.16%	0.01%	0.06%	0.03%	0.08%
Total non-performing loans to total loans	0.91%	1.20%	1.13%	0.17%	0.16%
Total non-performing assets to total assets	0.74%	0.86%	0.86%	0.16%	0.13%
Non-accrual loans to:
Total loans	0.90%	1.16%	1.11%	0.14%	0.16%
Total assets	0.68%	0.82%	0.85%	0.11%	0.12%
Allowance for credit losses to:
Total loans	1.01%	1.11%	1.05%	1.02%	1.03%
Non-performing assets	103.81%	91.24%	93.45%	506.30%	605.82%
Non-accrual loans	112.48%	95.48%	94.79%	725.24%	652.86%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$91	$593	$230	$382	$83
Non-accrual loans	13,167	16,735	16,122	2,072	2,344
Other real estate owned and repossessed assets	1,009	186	—	514	99
NET LOAN CHARGE-OFFS (RECOVERIES):
Loans charged off	$2,417	$335	$1,076	$585	$1,382
(Recoveries)	(117)	(176)	(185)	(99)	(145)
Net charge-offs	2,300	159	891	486	1,237
PROVISION FOR CREDIT LOSSES ON LOANS	$1,131	$856	$1,146	$210	$1,525
ALLOWANCE FOR CREDIT LOSSES ON LOANS	$14,810	$15,979	$15,282	$15,027	$15,303

N/M - Not meaningful

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	As of:
(Dollars in thousands)	Unaudited 09/30/2025	Unaudited 06/30/2025	Unaudited 03/31/2025	* 12/31/2024	Unaudited 09/30/2024
Assets
Cash and due from banks	$15,558	$17,401	$16,527	$13,129	$15,418
Interest-bearing deposits with other institutions	189,119	260,568	187,018	162,595	162,187
Federal funds sold	63,452	118,033	61,401	17,435	3,586
Securities available for sale, at fair value	125,165	124,693	114,844	128,887	140,018
Loans held for sale	3,479	3,302	3,173	2,660	3,657
Loans, net of allowance for credit losses	1,445,118	1,422,653	1,436,982	1,452,022	1,468,025
Bank premises and equipment, net	14,878	14,693	14,625	14,339	18,101
Bank owned life insurance	31,440	31,172	30,894	30,621	30,361
Other assets	44,264	42,565	39,013	44,527	40,348
Total assets	$1,932,473	$2,035,080	$1,904,477	$1,866,215	$1,881,701
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$521,149	$574,596	$421,342	$406,180	$413,615
Savings and interest bearing demand deposits	687,530	728,370	697,679	679,330	655,601
Time deposits	446,369	463,558	494,770	489,646	476,720
Total deposits	$1,655,048	$1,766,524	$1,613,791	$1,575,156	$1,545,936
Federal funds purchased	101	172	—	—	244
Federal Home Loan Bank advances, short-term	—	—	25,000	—	—
Federal Home Loan Bank advances, long-term	40,000	40,000	40,000	120,000	170,000
Subordinated debt, net	29,562	29,545	29,529	29,512	29,495
Other liabilities	22,181	19,191	19,682	22,560	18,182
Total liabilities	$1,746,892	$1,855,432	$1,728,002	$1,747,228	$1,763,857

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	13,260	13,260	13,252	8,714	8,714
Surplus	64,458	64,154	63,922	14,901	14,633
Retained earnings	113,448	109,530	105,928	114,012	108,927
Accumulated other comprehensive (loss)	(5,585)	(7,296)	(6,627)	(18,640)	(14,430)
Total shareholders' equity	$185,581	$179,648	$176,475	$118,987	$117,844
Total liabilities and shareholders' equity	$1,932,473	$2,035,080	$1,904,477	$1,866,215	$1,881,701

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

	As of:
(Dollars in thousands)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Mortgage real estate loans:
Construction & Secured by Farmland	$84,467	$76,060	$98,660	$95,200	$97,170
HELOCs	54,549	52,032	50,543	50,646	50,452
Residential First Lien - Investment	103,942	106,493	108,519	105,910	106,323
Residential First Lien - Owner Occupied	178,725	177,000	174,822	194,065	198,570
Residential Junior Liens	10,497	10,865	10,983	11,184	11,956
Commercial - Owner Occupied	290,931	288,821	268,990	272,236	273,249
Commercial - Non-Owner Occupied & Multifamily	398,076	372,833	374,471	367,680	357,351
Commercial and industrial loans:
BHG loans	2,637	2,928	3,248	3,566	3,810
SBA PPP loans	10	16	22	28	34
Other commercial and industrial loans	100,777	103,571	109,658	106,749	107,320
Marine loans	185,938	196,434	203,455	210,095	225,902
Triad Loans	21,856	22,111	22,528	22,894	23,616
Consumer loans	7,566	7,628	7,898	8,123	8,447
Overdrafts	297	240	208	309	215
Other loans	13,895	15,372	11,822	11,911	11,932
Total loans	$1,454,163	$1,432,404	$1,445,827	$1,460,596	$1,476,347
Net deferred loan costs and premiums	5,765	6,228	6,437	6,453	6,981
Allowance for credit losses on loans	(14,810)	(15,979)	(15,282)	(15,027)	(15,303)
Net loans	$1,445,118	$1,422,653	$1,436,982	$1,452,022	$1,468,025

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For The Three Months Ended
(Dollars in thousands, except per share data)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Interest and Dividend Income
Interest and fees on loans	$20,722	$20,409	$19,971	$21,148	$21,143
Interest on federal funds sold	55	87	39	5	11
Interest and dividends on securities available for sale:
Taxable interest income	1,293	1,142	695	713	712
Interest income exempt from federal income taxes	—	—	3	4	4
Dividends	60	117	150	162	157
Interest on deposits in banks	3,803	3,060	2,644	1,962	1,659
Total interest and dividend income	$25,933	$24,815	$23,502	$23,994	$23,686
Interest Expense
Interest on deposits	$7,886	$8,263	$8,504	$8,496	$8,419
Interest on Federal Home Loan Bank advances	494	499	1,308	1,645	1,756
Interest on subordinated debt	354	355	354	354	354
Total interest expense	$8,734	$9,117	$10,166	$10,495	$10,529
Net interest income	$17,199	$15,698	$13,336	$13,499	$13,157
Provision For Credit Losses	1,112	668	1,233	351	1,544
Net interest income after provision for credit losses	$16,087	$15,030	$12,103	$13,148	$11,613
Noninterest Income
Wealth management fees	$1,827	$1,650	$1,681	$1,380	$1,515
Service charges on deposit accounts	558	517	492	508	518
Other service charges and fees	1,151	1,060	972	929	1,117
(Loss) gain on the sale and disposal of bank premises and equipment	(2)	—	(16)	3,874	—
(Loss) on the sale of AFS securities	—	—	(12,425)	—	—
Gain on sale of loans held for sale	1,012	1,104	429	861	627
Small business investment company income	58	133	20	475	496
Bank owned life insurance income	268	278	273	260	930
Other operating income	293	175	20	234	48
Total noninterest income (loss)	$5,165	$4,917	$(8,554)	$8,521	$5,251
Noninterest Expenses
Salaries and employee benefits	$8,717	$7,845	$7,179	$7,973	$7,548
Occupancy expenses	691	598	662	508	530
Equipment expenses	437	401	423	456	427
Advertising and marketing expenses	317	152	183	309	247
Stationery and supplies	37	35	42	54	35
ATM network fees	327	332	362	371	406
Loss of sale of repossessed assets	—	—	133	—	204
FDIC assessment	172	254	322	330	343
Computer software expense	389	325	282	388	226
Bank franchise tax	388	381	367	342	342
Professional fees	493	641	563	640	408
Data processing fees	469	633	550	616	679
Other operating expenses	1,907	1,802	1,521	1,568	1,495
Total noninterest expenses	$14,344	$13,399	$12,589	$13,555	$12,890
Income (loss) before income taxes	$6,908	$6,548	$(9,040)	$8,114	$3,974
Income Tax Expense (Benefit)	1,324	1,278	(2,066)	1,928	550
Net income (loss)	$5,584	$5,270	$(6,974)	$6,186	$3,424
Earnings (Loss) Per Share
Net income (loss) per common share, basic	$1.04	$0.98	$(1.53)	$1.74	$0.97
Net income (loss) per common share, diluted	$1.04	$0.98	$(1.53)	$1.74	$0.97

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$124,891	$1,353	4.30%	$115,712	$1,260	4.37%	$137,183	$869	2.52%
Tax-Exempt (1)	—	—	—%	—	—	—%	493	5	4.03%
Total Securities	$124,891	$1,353	4.30%	$115,712	$1,260	4.37%	$137,676	$874	2.53%
Loans:
Taxable	$1,423,586	$20,626	5.75%	$1,419,117	$20,309	5.74%	$1,461,660	$21,041	5.73%
Non-accrual	15,058	—	—%	16,337	—	—%	2,553	—	—%
Tax-Exempt (1)	9,454	121	5.08%	9,999	126	5.04%	10,162	129	5.04%
Total Loans	$1,448,098	$20,747	5.68%	$1,445,453	$20,435	5.67%	$1,474,375	$21,170	5.71%
Federal funds sold and interest-bearing deposits in other banks	336,562	3,858	4.55%	281,749	3,146	4.48%	120,272	1,670	5.52%
Total earning assets	$1,909,551	$25,958	5.39%	$1,842,914	$24,841	5.41%	$1,732,323	$23,714	5.45%
Allowance for credit losses on loans	(15,699)			(15,439)			(14,729)
Total non-earning assets	118,550			105,484			105,884
Total assets	$2,012,402			$1,932,959			$1,823,478

Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$314,742	$1,863	2.35%	$303,498	$1,632	2.16%	$254,996	$1,535	2.39%
Money market accounts	267,787	1,478	2.19%	273,415	1,521	2.23%	261,653	1,555	2.36%
Savings accounts	125,512	35	0.11%	130,166	36	0.11%	132,983	38	0.11%
Time deposits:
$250,000 and more	170,124	1,761	4.11%	174,030	1,911	4.41%	159,761	1,932	4.81%
Less than $250,000	281,617	2,749	3.87%	310,108	3,163	4.09%	294,579	3,359	4.54%
Total interest-bearing deposits	$1,159,782	$7,886	2.70%	$1,191,217	$8,263	2.78%	$1,103,972	$8,419	3.03%
Federal funds purchased	7	—	n/m	2	—	n/m	12	—	n/m
Federal Home Loan Bank advances	40,000	494	4.90%	40,824	499	4.90%	148,804	1,756	4.69%
Subordinated debt, net	29,552	354	4.75%	29,535	355	4.82%	29,484	354	4.78%
Total interest-bearing liabilities	$1,229,341	$8,734	2.82%	$1,261,578	$9,117	2.90%	$1,282,272	$10,529	3.27%
Noninterest-bearing liabilities:
Demand deposits	579,568			473,911			409,753
Other Liabilities	21,863			20,286			17,838
Total liabilities	$1,830,772			$1,755,775			$1,709,863
Shareholders' equity	181,630			177,184			113,615
Total liabilities and shareholders' equity	$2,012,402			$1,932,959			$1,823,478
Net interest income (1)		$17,224			$15,724			$13,185
Net interest spread			2.57%			2.51%			2.18%
Interest expense as a percent of average earning assets			1.81%			1.98%			2.42%
Net interest margin (1)			3.58%			3.42%			3.03%

N/M - Not meaningful

(1) Non-GAAP financial measure - Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

	Three Months Ended
(Dollars in thousands)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
GAAP Financial Measurements:
Interest Income - Loans	$20,722	$20,409	$19,971	$21,148	$21,143
Interest Income - Securities and Other Interest-Earnings Assets	5,211	4,406	3,531	2,846	2,543
Interest Expense - Deposits	7,886	8,263	8,504	8,496	8,419
Interest Expense - Other Borrowings	848	854	1,662	1,999	2,110
Total Net Interest Income	$17,199	$15,698	$13,336	$13,499	$13,157
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$25	$26	$27	$27	$27
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	—	—	1	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$25	$26	$28	$28	$28
Tax-Equivalent Net Interest Income	$17,224	$15,724	$13,364	$13,527	$13,185

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Efficiency Ratio (unaudited)

	Three Months Ended
(Dollars in thousands)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Summary of Operating Results:
Noninterest expenses (GAAP)	$14,344	$13,399	$12,589	$13,555	$12,890
Less: Loss on sale of repossessed assets	—	—	133	—	204
Adjusted noninterest expenses (non-GAAP)	$14,344	$13,399	$12,456	$13,555	$12,686

Net interest income	17,199	15,698	13,336	13,499	13,157

Noninterest income (loss) (GAAP)	5,165	4,917	(8,554)	8,521	5,251
Less: (Loss) gain on the sale and disposal of premises and equipment	(2)	—	(16)	3,874	—
Less: (Loss) on the sale of securities	—	—	(12,425)	—	—
Less: Income from life insurance proceeds (1)	—	—	—	—	653
Adjusted noninterest income (non-GAAP)	$5,167	$4,917	$3,887	$4,647	$4,598
Tax equivalent adjustment (2)	25	26	28	28	28
Total net interest income and noninterest income, adjusted (non-GAAP)	$22,391	$20,641	$17,251	$18,174	$17,783

Efficiency ratio	64.06%	64.91%	72.20%	74.58%	71.34%

(1) Included in the consolidated statements of operations under the heading bank owned life insurance income.

(2) Non-GAAP financial measure -Includes tax-equivalent adjustments on loans and securities using the federal statutory tax rate of 21%.